EXHIBIT 99.1

BOSTON SCIENTIFIC AGREES TO SELL
NEUROVASCULAR BUSINESS TO STRYKER

Natick, MA (October 28, 2010) -- Boston Scientific Corporation (NYSE: BSX) today announced the execution of a definitive agreement under which Stryker Corporation will acquire Boston Scientific’s Neurovascular business.  The purchase price is $1.5 billion, payable in cash, of which $1.4 billion is payable at closing and $100 million will be payable following the closing and upon the occurrence of the commercialization of the next-generation Target™ Detachable Coils and the transfer or separation of certain manufacturing facilities, which is anticipated to occur over a period of approximately 24 months. The Company expects to record a gain upon closing in excess of $500 million, excluding any impact of the receipt of future milestone payments.  Total after-tax proceeds, assuming the achievement of these milestones, are expected to be approximately $1.2 billion.  The Company expects to allocate approximately half of the net proceeds to acquisitions and the remainder to the retirement of pre-payable debt. The transaction is expected to close before the end of the year, subject to receipt of regulatory clearances and satisfaction of other customary conditions.  As a result of the divestiture, the Company expects 2011 earnings per share to be diluted by approximately four to six cents on both a GAAP and adjusted basis.

The Company will provide transitional services to Stryker through a transition services agreement, and will also supply products to Stryker.  During the transition period, products will generally be sold to Stryker at cost, with minimal contribution to Boston Scientific’s gross profit. These transition services and supply agreements are expected to be effective for a period of approximately 24 months following the closing of the transaction, subject to extension. Due to the Company’s continuing involvement in the operations of the Neurovascular business, the planned divestiture does not meet the criteria for presentation as a discontinued operation.  Accordingly, all historical financial results of the Neurovascular business will continue to be included in the Company’s results from continuing operations for all periods presented. In periods subsequent to closing, the Company’s results will include only net sales to Stryker and an immaterial amount of gross profit related to those sales.

Boston Scientific established its Neurovascular business with the acquisition of Target Therapeutics in 1997.  Headquartered in Fremont, California, the Neurovascular business is a leading developer of less-invasive medical technologies used to treat brain aneurysms and other types of cerebrovascular disease.  The business employs approximately 1,150 people and reported 2009 revenues of $348 million.

 “The sale of our Neurovascular business is part of our overall strategic plan that will refocus our portfolio to, amongst other criteria, leverage existing sales forces with least invasive, cost and comparatively effective medical devices that reduce or eliminate refractory drug regimens,” said Ray Elliott, President and Chief Executive Officer of Boston Scientific. “The proceeds from this sale will

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allow us to invest in future growth opportunities more aligned with that strategy while also reducing overall debt leverage.”

 “We deeply appreciate the contributions of our Neurovascular employees and wish them continued success going forward in this new venture,” added Elliott.  “We believe this transaction will prove to be a win-win for all parties.”

About Boston Scientific

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices whose products are used in a broad range of interventional medical specialties.  For more information, please visit: www.bostonscientific.com.

About Stryker

Stryker is one of the world's leading medical technology companies and is dedicated to helping healthcare professionals perform their jobs more efficiently while enhancing patient care. The Company provides innovative orthopedic implants as well as state-of-the-art medical and surgical equipment to help people lead more active and more satisfying lives. For more information about Stryker, please visit www.stryker.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements may be identified by words like “anticipate,” “expect,” “project,” “believe,” “plan,” “estimate,” “intend” and similar words.  These forward-looking statements are based on our beliefs, assumptions and estimates using information available to us at the time and are not intended to be guarantees of future events or performance.  These forward-looking statements include, among other things, statements regarding our expected gains and earnings per share; anticipated closing of the divestiture and related transition; future sales growth; funding of future investments and reduction of debt obligations; and our market position.   If our underlying assumptions turn out to be incorrect, or if certain risks or uncertainties materialize, actual results could vary materially from the expectations and projections expressed or implied by our forward-looking statements.  These factors, in some cases, have affected and in the future (together with other factors) could affect our ability to implement our business strategy and may cause actual results to differ materially from those contemplated by the statements expressed in this press release.  As a result, readers are cautioned not to place undue reliance on any of our forward-looking statements.

Factors that may cause such differences include, among other things: future economic, competitive, reimbursement and regulatory conditions; new product introductions; demographic trends; intellectual property; litigation; closing of announced divestures and related transitions; our restructuring initiatives; financial market conditions; and, future business decisions made by us and our competitors.  All of these factors are difficult or impossible to predict accurately and many of them are beyond our control.  For a further list and description of these and other important risks and uncertainties that may affect our future operations, see Part I, Item 1A – Risk Factors in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which we may update in Part II, Item 1A – Risk Factors in Quarterly Reports on Form 10-Q we have filed or will file hereafter.  We disclaim any intention or obligation to publicly update or revise any forward-looking statements to reflect any change in our expectations or in events, conditions, or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.  This cautionary statement is applicable to all forward-looking statements contained in this document.

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CONTACT:	Paul Donovan 508-650-8541 (office) 508-667-5165 (mobile) Media Relations Boston Scientific Corporation Larry Neumann 508-650-8696 (office) Investor Relations Boston Scientific Corporation